Exhibit 99.1

Contact:
Bee van Kessel
Tel: + 1 835 235 0735
Email: investorrelations@trinseo.com

Trinseo Reports Fourth Quarter and Full Year 2025 Financial Results

Fourth Quarter 2025 Highlights

●	Cash provided by operations of $23 million and capital expenditures of $16 million resulted in Free Cash Flow* of $7 million and ending cash of $149 million (of which $2 million was restricted) and total liquidity of $334 million.
●	Net loss of $251 million and EPS of $(6.98) included pre-tax restructuring and other charges of $127 million related mainly to the previously announced closures the virgin MMA production and ACH operations at our facilities in Italy and the polystyrene assets in Germany
●	Adjusted EBITDA* of $26 million included $6 million of unfavorable net timing and negative equity income from Americas Styrenics due to lower margins, partially offset by savings from ongoing restructuring initiatives

Full-Year 2025 Summary

●	Cash used in operations of $102 million and capital expenditures of $51 million resulted in Free Cash Flow* of negative $153 million
●	Net loss of $546 million and EPS of $(15.24), included pre-tax restructuring and other charges of $140 million related to various restructuring initiatives and $26 million of costs for debt refinancing that closed in January 2025
●	Adjusted EBITDA* of $163 million was $41 million below prior year and included $16 million of unfavorable net timing and negative equity income from Americas Styrenics due to an unplanned outage and lower margins, partially offset by $27 million of polycarbonate technology licensing income and savings from restructuring initiatives
●	Executed on numerous asset footprint, working capital, and licensing initiatives to bolster profitability and cash flow in the short and long term. We continue to engage and negotiate with our financial stakeholders to improve our capital structure; note: our most recent disclosures can be found in the Form 10-K.

	Three Months Ended		Year Ended
	December 31,		December 31,
$millions, except per share data	2025	2024	2025	2024
Net Sales	$663	$821	$2,975	$3,513
Net Loss	(251)	(118)	(546)	(349)
Diluted EPS ($)	(6.98)	(3.33)	(15.24)	(9.86)
Adjusted Net Loss*	(92)	(95)	(303)	(272)
Adjusted EPS ($)*	(2.56)	(2.67)	(8.46)	(7.71)
EBITDA*	(20)	21	62	160
Adjusted EBITDA*	26	26	163	204
Cash provided by (used in) operating activities	23	85	(102)	(14)
Free Cash Flow*	7	64	(153)	(78)

*For a reconciliation of EBITDA, Adjusted EBITDA, and Adjusted Net Loss, all of which are non-GAAP measures, to Net Loss, as well as a reconciliation of Free Cash Flow and Adjusted EPS, see Notes 2 and 3 to the financial statements included below.

WAYNE, Pa — March 13, 2026 — Trinseo (NYSE: TSE), a specialty material solutions provider, today reported its fourth quarter and full-year 2025 financial results. Net sales of $663 million in the fourth quarter decreased 19% versus prior year due to lower sales volume across all business segments and competitive pricing pressure in Polymer Solutions and Latex Binders particularly in Europe and Asia.

Fourth quarter net loss of $251 million was $133 million weaker than prior year. The current year quarter included $127 million of pre-tax restructuring and other charges related to the Company’s restructuring initiatives. Adjusted EBITDA of $26 million was in line with prior year. The higher net loss and flat Adjusted EBITDA were attributable to lower volumes and margins, partially offset by savings from restructuring initiatives.

Net sales in the full year decreased 15% versus prior year. Lower sales volumes across all segments led to a 10% decrease and lower margins in Polymer Solutions and Latex Binders resulted in a 6% decrease, partially offset by favorable foreign currency of 1%. Full-year net loss of $546 million was $197 million lower than the prior year. The current year included $140 million of pre-tax restructuring and other charges related to the Company’s various restructuring initiatives. Full-year Adjusted EBITDA of $163 million was $41 million below prior year as the benefits realized from restructuring actions and $27 million of polycarbonate license income were more than offset by lower sales volume across all business segments, lower margins in Polymer Solutions and Latex Binders, and lower equity affiliate income from Americas Styrenics. Cash used in operations of $102 million and capital expenditures of $51 million led to Free Cash Flow* of negative $153 million.

Fourth Quarter Results and Commentary by Business Segment

●	Engineered Materials net sales of $240 million for the quarter decreased 13% versus prior year primarily due to lower sales volumes in MMA related to the closure of our virgin production facilities in Italy. Adjusted EBITDA of $27 million was essentially flat versus prior year, as restructuring savings were largely offset by lower volumes.
●	Latex Binders net sales of $176 million for the quarter decreased 19% versus prior year from lower sales in textile, paper and board globally. Adjusted EBITDA of $9 million was $10 million below prior year from lower volumes and margins, primarily in paper and board and textile applications in Europe. Net sales to CASE and battery binders applications accounted for 17% of total segment net sales, with volume increasing 1% over prior year despite subdued end market demand.
●	Polymer Solutions net sales of $246 million for the quarter decreased 25% versus prior year and Adjusted EBITDA of $15 million was $2 million below prior year, both driven by unfavorable mix and lower volumes.
●	Americas Styrenics Adjusted EBITDA of negative $7 million for the quarter was $3 million above prior year from higher polystyrene volumes and an outsized unfavorable timing impact in 2024.

Commenting on 2025, Bozich said, “While we continued to face numerous market and macroeconomic headwinds throughout 2025, our team remained resilient and delivered exceptional safety performance that exceeded our environmental, health, and safety goals for the year. We continued to invest in new technology and innovation in strategic businesses like battery binders, CASE, and recycled content containing platforms to deliver growth. I am grateful for the strong contribution of team members throughout the organization. We remain focused on delivering best-in-class materials and services for our customers.”

About Trinseo

Trinseo (NYSE: TSE), a specialty material solutions provider, partners with companies to bring ideas to life in an imaginative, smart and sustainably focused manner by combining its premier expertise, forward-looking innovations and best-in-class materials to unlock value for companies and consumers.

From design to manufacturing, Trinseo taps into decades of experience in diverse material solutions to address customers’ unique challenges in a wide range of industries, including building and construction, consumer goods, medical and mobility.

Trinseo’s employees bring endless creativity to reimagining the possibilities with clients all over the world from the company’s locations in North America, Europe and Asia Pacific. Trinseo reported net sales of approximately $3.0 billion in 2025. Discover more by visiting www.trinseo.com and connecting with Trinseo on LinkedIn, Twitter, Facebook and WeChat.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted Net Income (Loss), EBITDA, Adjusted EBITDA and Adjusted EPS and measures of liquidity excluding certain GAAP items, such as Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period. These measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity, as applicable. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information presented herein.

Cautionary Note on Forward-Looking Statements

This press release may contain forward-looking statements including, without limitation, statements concerning plans, objectives, goals, projections, forecasts, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts. Forward-looking statements may be identified by the use of words like “expect,” “anticipate,” “believe,” “intend,” “forecast,” ”estimate,” “see,” “outlook,” “will,” “may,” “might,” “potential,” “likely,” “target,” “plan,” “contemplate,” “seek,” “attempt,” “should,” “could,” “would,” or expressions of similar meaning. Forward-looking statements reflect management’s evaluation of information currently available and are based on our current expectations and assumptions regarding our business, the economy, our current indebtedness, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Factors that might cause future results to differ from those expressed by the forward-looking statements include, but are not limited to, our ability to continue as a going concern; our ongoing discussions with our financial stakeholders; our significant levels of indebtedness and our ability to service, repay or refinance our indebtedness; our ability to meet the covenants under our existing indebtedness; deterioration of our credit profile limiting our access to commercial credit; delisting of our ordinary shares from the New York Stock Exchange; conditions in the global economy and capital markets, including persistent decreased customer demand and the impact of tariffs on global trade relations; our ability to successfully generate cost savings through restructuring and cost reduction initiatives; our ability to successfully execute our business and transformation strategy; increased costs or disruption in the supply of raw materials; increased energy costs; the timing of, and our ability to complete, a sale of our interest in Americas Styrenics; compliance with laws and regulations impacting our business; any disruptions in production at our chemical manufacturing facilities, including those resulting from accidental spills or discharges; our ability to generate cash flows from operations and achieve our forecasted cash flows; and those discussed in our Annual Report on Form 10-K, under Part I, Item 1A —"Risk Factors" and elsewhere in our other reports, filings and furnishings made with the U.S. Securities and Exchange Commission from time to time. As a result of these or other factors, our actual results, performance or achievements may differ materially from those contemplated by the forward-looking statements. Therefore, we caution you against relying on any of these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRINSEO PLC

Condensed Consolidated Statements of Operations

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net sales	$662.6	$821.5	$2,974.9	$3,513.2
Cost of sales	634.5	765.5	2,809.0	3,247.6
Gross profit	28.1	56.0	165.9	265.6
Selling, general and administrative expenses	184.7	89.8	417.0	327.0
Equity in earnings (losses) of unconsolidated affiliate	(7.1)	(10.4)	(3.1)	15.4
Operating loss	(163.7)	(44.2)	(254.2)	(46.0)
Interest expense, net	67.1	67.5	273.8	267.5
Loss on extinguishment of long-term debt	—	—	0.2	0.6
Other expense (income), net	(4.6)	4.8	(25.2)	3.9
Loss before income taxes	(226.2)	(116.5)	(503.0)	(318.0)
Provision for income taxes	25.2	1.4	42.6	30.5
Net loss	$(251.4)	$(117.9)	$(545.6)	$(348.5)
Weighted average shares- basic	36.0	35.4	35.8	35.3
Net loss per share- basic	$(6.98)	$(3.33)	$(15.24)	$(9.86)
Weighted average shares- diluted	36.0	35.4	35.8	35.3
Net loss per share- diluted	$(6.98)	$(3.33)	$(15.24)	$(9.86)

TRINSEO PLC

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	December 31,	December 31,
	2025	2024
Assets
Cash and cash equivalents	$146.7	$209.8
Accounts receivable, net of allowance	364.5	379.9
Inventories	316.0	347.2
Other current assets	37.5	51.3
Investments in unconsolidated affiliate	206.9	222.6
Property, plant, equipment, goodwill, and other intangible assets, net	1,084.2	1,234.5
Right-of-use assets - operating, net	56.2	63.9
Other long-term assets	68.2	134.9
Total assets	$2,280.2	$2,644.1
Liabilities and shareholders’ equity (deficit)
Current liabilities	714.7	720.9
Long-term debt, net of unamortized deferred financing fees	2,332.5	2,200.7
Noncurrent lease liabilities - operating	47.9	53.3
Other noncurrent obligations	282.9	289.1
Shareholders’ equity (deficit)	(1,097.8)	(619.9)
Total liabilities and shareholders’ equity (deficit)	$2,280.2	$2,644.1

TRINSEO PLC

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Year Ended
	December 31,
	2025	2024
Cash flows from operating activities
Cash used in operating activities	$(102.4)	$(14.2)

Cash flows from investing activities
Capital expenditures	(51.0)	(63.3)
Proceeds from the sale of businesses and other assets	10.0	8.2
Cash used in investing activities	(41.0)	(55.1)

Cash flows from financing activities
Deferred financing fees	(19.8)	(8.6)
Short-term borrowings, net	(3.4)	(19.3)
Dividends paid	(1.2)	(1.7)
Withholding taxes paid on restricted share units	(0.7)	—
Acquisition-related contingent consideration payment	—	(0.7)
Repurchases and repayments of long-term debt	(19.4)	(18.3)
Net proceeds from issuance of 2028 Refinance Term Loans	115.0	—
Repayments of 2025 Senior Notes	(115.0)	—
Proceeds from Accounts Receivable Securitization Facility	145.0	513.2
Repayments of Accounts Receivable Securitization Facility	(102.0)	(438.2)
Proceeds from Revolving Facility	265.0	—
Repayments of Revolving Facility	(190.0)	—
Cash provided by financing activities	73.5	26.4
Effect of exchange rates on cash	7.0	(6.3)
Net change in cash, cash equivalents, and restricted cash	(62.9)	(49.2)
Cash, cash equivalents, and restricted cash—beginning of period	211.9	261.1
Cash, cash equivalents, and restricted cash—end of period	$149.0	$211.9
Less: Restricted cash	2.3	2.1
Cash and cash equivalents—end of period	$146.7	$209.8

TRINSEO PLC

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Net Sales by Segment

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2025	2024	2025	2024
Engineered Materials	$240.1	$276.1	$1,084.1	$1,176.9
Latex Binders	176.1	218.4	787.9	954.3
Polymer Solutions	246.4	327.0	1,102.9	1,382.0
Americas Styrenics*	—	—	—	—
Total Net Sales	$662.6	$821.5	$2,974.9	$3,513.2

* The results of this segment are comprised entirely of earnings from Americas Styrenics, our 50%-owned equity method investment. As such, we do not separately report net sales of Americas Styrenics within our condensed consolidated statements of operations.

Note 2: Reconciliation of Non-GAAP Performance Measures to Net Income

EBITDA is a non-GAAP financial performance measure, which is defined as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense. We refer to EBITDA in making operating decisions because we believe it provides our management as well as our investors with meaningful information regarding the Company’s operational performance. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis.

We also present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring charges; acquisition related costs and benefits, and other items. In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income (Loss) and Adjusted EPS as additional performance measures. Adjusted Net Income (Loss) is calculated as Adjusted EBITDA (defined beginning with net income from continuing operations, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income (Loss) per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income (Loss) and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance. As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions, except per share data)	2025	2024	2025	2024
Net loss	$(251.4)	$(117.9)	$(545.6)	$(348.5)
Interest expense, net	67.1	67.5	273.8	267.5
Provision for income taxes	25.2	1.4	42.6	30.5
Depreciation and amortization (a)	139.4	70.3	291.6	210.2
EBITDA	$(19.7)	$21.3	$62.4	$159.7
Loss on financing transactions (b)	—	—	26.5	—	Selling, general, and administrative expenses, Loss on extinguishment of long-term debt
Net gain on disposition of businesses and assets	—	—	—	(7.1)	Selling, general, and administrative expenses
Restructuring and other charges (c)	42.0	2.8	63.9	44.7	Selling, general, and administrative expenses
Other items (d)	3.4	1.7	9.7	6.4	Selling, general, and administrative expenses, Other expense (income), net
Adjusted EBITDA	$25.7	$25.8	$162.5	$203.7
Adjusted EBITDA to Adjusted Net Loss:
Adjusted EBITDA	25.7	25.8	162.5	203.7
Interest expense, net	67.1	67.5	273.8	267.5
Provision for income taxes - Adjusted (e)	9.6	6.4	17.5	20.0
Depreciation and amortization - Adjusted (f)	41.1	46.4	174.1	188.5
Adjusted Net Loss	$(92.1)	$(94.5)	$(302.9)	$(272.3)
Weighted average shares- diluted	36.0	35.4	35.8	35.3
Adjusted EPS	$(2.56)	$(2.67)	$(8.46)	$(7.71)

Adjusted EBITDA by Segment:
Engineered Materials	$26.7	$26.5	$117.3	$102.5
Latex Binders	8.9	18.5	67.1	95.4
Polymer Solutions	15.2	17.2	69.0	85.8
Americas Styrenics	(7.1)	(10.4)	(3.1)	15.4
Corporate Unallocated	(18.0)	(26.0)	(87.8)	(95.4)
Adjusted EBITDA	$25.7	$25.8	$162.5	$203.7

(a)	During the twelve months ended December 31, 2025, an $10.3 million benefit was recognized due to a change in cost estimate related to the Boehlen, Germany asset retirement obligation as the Company was able to realize efficiencies during decommissioning.
(b)	Amounts for the twelve months ended December 31, 2025 primarily relate to fees incurred in conjunction with Company’s debt refinancing transaction that did not meet the criteria for deferred financing charges.
(c)	Restructuring and other charges for the 2025 and 2024 periods primarily relate to employee termination benefits, contract termination costs as well as decommissioning and other charges incurred in connection with the Company’s restructuring plans.
(d)	Other items for the 2025 period primarily relate to fees incurred in conjunction with the Company’s legal defense costs associated with Synthos litigation and certain of the Company’s strategic initiatives, including the potential divestiture of our styrenics business. Other items for the 2024 period primarily relate to fees incurred in conjunction with the Company’s legal defense costs associated with Synthos litigation and certain of the Company’s strategic initiatives.
(e)	Adjusted to remove the tax impact of the items noted within the table above. The income tax expense (benefit) related to these items was determined utilizing either (1) the estimated annual effective tax rate on our ordinary income based upon our forecasted ordinary income for the full year or, (2) for items treated discretely for tax purposes we utilized the applicable rates in the taxing jurisdictions in which these adjustments occurred. The three months and year ended December 31, 2025, excludes

$15.6 million of tax expense and $25.1 million of tax expense, respectively, primarily related to adjustments to valuation allowances and unrecognized tax benefits in various jurisdictions, as well as the accelerated depreciation in Italy. The three months and year ended December 31, 2024, excludes $7.0 million of tax benefit and $11.8 million of tax expense, respectively, related to adjustments to valuation allowances and unrecognized tax benefits in various jurisdictions.
(f)	Amounts for the three months and year ended December 31, 2025 excludes accelerated depreciation of $98.4 million and $117.6 million, respectively, and the amounts for the three months and year ended December 31, 2024 excludes accelerated depreciation of $23.9 million and $21.7 million, respectively. The 2025 period charges are primarily related to the shortening of the useful life of certain IT assets in preparation to move to a cloud hosted platform. The 2024 charges are primarily related to the shortening of the useful life of certain assets related to the 2024 restructuring plan.

Note 3: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses certain measures, such as Free Cash Flow as non-GAAP measures, to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures. We believe that Free Cash Flow provides an indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature. We also believe that Free Cash Flow provides management and investors with useful analytical indicators of our ability to service our indebtedness, pay dividends (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as alternatives for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the following detail, which is determined in accordance with GAAP.

Free Cash Flow

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2025	2024	2025	2024
Cash provided by (used in) operating activities	$22.6	$85.1	$(102.4)	$(14.2)
Capital expenditures	(16.0)	(21.2)	(51.0)	(63.3)
Free Cash Flow	$6.6	$63.9	$(153.4)	$(77.5)